Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Norfolk Southern Corporation

The Board of Managers

Thrift and Investment Plan of Norfolk Southern

     Corporation and Participating Subsidiary Companies:

We consent to the incorporation by reference in the registration statement (no. 333-109069) on Form S-8 of Norfolk Southern Corporation of our report dated June 23, 2010, with respect to the statements of assets available for benefits of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the Plan) as of December 31, 2009 and 2008, the related statements of changes in assets available for benefits for the years then ended, and the supplemental schedule of the Plan (Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2009), which report appears in the December 31, 2009 annual report on Form 11-K of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

/s/ KPMG LLP

KPMG LLP

Norfolk, VA

June 23, 2010